SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 10, 2004

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 3.02  Unregistered Sale of Equity Securities

        Derma Sciences, Inc. (the “Registrant”) is making an offering of up to 3,000,000 units (the “Units”) at $0.50 per Unit, each Unit consisting of one share of the Registrant’s common stock, $0.01 par value (the “Common Stock”), and one four-year warrant to purchase one share of Common Stock at the price of $1.05 (the “Warrants”). Neither the Units nor the Common Stock component of the Units nor the Common Stock issuable upon exercise of the Warrants (the latter, collectively, the “Underlying Common Stock”) have been registered under the Securities Act of 1933 (the “Act”) and are being offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. The Units are being offered exclusively to “accredited investors” as this term is defined in Rule 501(a) of Regulation D. Neither the Units nor the Underlying Common Stock may be reoffered or resold absent either registration under the Act or the availability of an exemption from registration requirements.

        The Registrant has undertaken to file a registration statement relative to the Underlying Common Stock within 30 days after termination of the offering. The offering is scheduled to terminate December 31, 2004 subject to earlier sale of the Units.

        Pursuant to the offering, the following securities have been sold on the dates indicated:

Date	Units Sold	Proceeds

December 10, 2004	400,000	$200,000
December 14, 2004	720,000	$360,000

Total to date	1,120,000	$560,000
	=======	=======

        The Registrant will pay commissions incident to the sale of the Units in the amount of 9% of the purchase price thereof, together with five-year warrants to purchase Common Stock of the Registrant equal to 10% of the Common Stock sold in the offering and exercisable at $0.625 per share. Commissions are not payable with respect to Units, if any, sold to the Registrant’s current shareholders, officers, directors and offerees in the Registrant’s prior private placements. To date, commissions in the amount of $50,400 and 112,00 warrants to purchase Common Stock at $0.625 per share have been earned.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: December 15, 2004	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer